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                                                                       Exhibit 5

                      [Baker & Hostetler LLP Letterhead]

                               October 24, 2001

Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484

Gentlemen:

     We have acted as counsel to Stoneridge, Inc., an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the registration of 60,000 Common Shares, without par value (the "Common Shares"), of the Company for issuance under options granted on May 7, 2001 to the Company's outside directors.

     In connection with the foregoing, we have examined: (a) the Second Amended and Restated Articles of Incorporation of the Company, (b) the Amended and Restated Code of Regulations of the Company, (c) form of option agreement for the directors' options, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

     Based on such examination, we are of the opinion that the Common Shares available for issuance pursuant to the directors' options, when issued in accordance with the directors' option agreements, will be legally issued, fully paid and nonassessable.

          We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulation thereunder.

                                   Very truly yours,

                                   /s/ Baker & Hostetler LLP